EXHIBIT 2

                         Opinion of Edwin L. Kerr, Esq.




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                                            October 29, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Phoenix Life and Annuity Variable Universal Life Account
         Phoenix Life and Annuity Company
         Post-Effective Amendment No. 4 to Form S-6
         Registration Nos. 333-12989 and 811-7835

Dear Sirs:

         As Counsel to the depositor, I have participated in the development of and am familiar with the variable life insurance policies, Phoenix Corporate Edge and Phoenix Executive Benefit VUL ("Policies"), which are the subject of the above-captioned Registration Statement on Form S-6.

         In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Policies.

         Based upon this review, I am of the opinion that the Policies, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Life and Annuity Company.

         I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named as an expert under "Experts" therein.

                                            Very truly yours,

                                            /s/ Edwin L. Kerr
                                            --------------------------------
                                            Edwin L. Kerr, Counsel
                                            Phoenix Life and Annuity Company